Exhibit 4.2

VITACOST.COM, INC.

FORM OF

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (the “Agreement”) made this _____ day of __________, ____, between Vitacost.com, Inc., a Delaware corporation having a principal place of business at 2049 High Ridge Road, Boynton Beach, Florida 33426 (the “Corporation”) and __________ (the “Participant”).

R E C I T A L S:

A. The Corporation desires to grant to the Participant an Option to purchase shares of its common capital stock (the “Shares”) under and for the purposes of the Corporation’s Stock Option Plan (the “Plan”); and

B. The Corporation and the Participant understand and agree that any terms used herein have the same meanings as in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION

The Corporation hereby grants to the Participant the right and Option to purchase all or any part of an aggregate of __________ (            ) Shares on the terms and conditions and subject to and with the benefit of all the limitations set forth herein and in the Plan, which is incorporated herein by reference.

2.	PURCHASE PRICE

The purchase price of the Shares shall be __________ ($_____) per share.

3.	EXERCISE OF OPTION

The Nonstatutory Option granted hereby shall be exercisable as follows:

                                                                                                                                                                                                               .

Notwithstanding the above, in the event of the sale of all or substantially all of the assets or common stock of the Corporation or the merger or consolidation of the Corporation into or with another entity, then any of the Options shall be exercisable on the date immediately preceding the consummation of such transaction.

4.	TERM OF OPTION

(a) Expiration of Term. The Option shall terminate eleven (11) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

(b) Termination of Employment/Relationship. If the Participant ceases to be an employee of the Corporation or of an Affiliate for any reason other than death or Disability, then his Option shall terminate on the date of termination of his employment, provided that he may exercise all or a portion of his Option to the extent that such right to exercise has accrued on the date of the termination of his employment during the thirty (30) day period following his termination. A Participant’s employment shall not be deemed terminated by reason of a transfer to another employer which is the Corporation or an affiliate of the Corporation.

(c) Total and Permanent Disability. If Participant ceases to be an employee of the Corporation or of an Affiliate by reason of Disability, his Option shall terminate on the date of Disability provided that he may exercise all or a portion of this Option to the extent that the right to purchase Shares hereunder has accrued on the date such Participant becomes Disabled as determined by the Board (or the Committee if applicable) for a period of not more than six months after the date that he became Disabled as determined by the Board (or the Committee if applicable) (notwithstanding that Participant might have been able to exercise the Option as to some or all of the Shares on a later date if Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.

(d) Death. In the event that Participant ceases to be an employee of the Corporation or of an Affiliate by reason of such Participant’s death, his Option shall terminate on the date of death, provided that all or a portion of this Option to the extent that the right is exercisable but not exercised on the date of death may be exercised by Participant’s Survivors. Such Option must be exercised by the Survivors, if at all, within six (6) months after the date of death of Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the shares on a later date if the Participant were alive and had continued to be an employee of the Corporation or of an Affiliate.

Paragraph 4(b) shall control and fix the rights of Participant if Participant ceases to be an employee of the Corporation or of an Affiliate for any reason other than death or Disability and who subsequently becomes Disabled (within the meaning of the term “Disability” as used in the Plan) or dies. Nothing in Paragraphs 4(c) and 4(d) shall be applicable in any such case except only that, in the event of such a subsequent death within the period allowed for exercise of the Option by Paragraph 4(b) (i.e., within thirty (30) days after the termination of his relationship or, if earlier, within the originally prescribed term of the Option) Participant’s Survivors may exercise the Option to the extent that such right to exercise has accrued on the date of death, within six (6) months after the date of death of such participant but in no event beyond eleven (11) years after the date of the grant of an Option.

5.	EXERCISE OF OPTION AND ISSUE OF STOCK

The Option may be exercised in whole or in part by giving written notice to the Corporation. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain the warranties, if any, required by Section 6 of this Agreement and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be taken up and payment made therefor, at the principal office of the Corporation during ordinary business hours, or at such other hour and place agreed upon by the Corporation and the person or persons exercising the Option and shall otherwise comply with the terms and conditions of this Agreement and the Plan. On the date specified in such written notice (which date may be extended by the Corporation if any law or regulation requires the Corporation to take any action with respect to the Shares prior to the issuance thereof, whether pursuant to the provisions of Section 6 or otherwise) the Corporation shall accept payment for the Shares and shall deliver an appropriate certificate or certificates for the Shares as to which the Option was exercised to the Participant.

The Option price of any shares shall be payable at the time of exercise either:

(i) in cash or by check or certified or bank check;

(ii) in whole Shares of the Corporation’s common stock, owned by the person exercising the option for six months or more, with a fair market value equal to the option price as agreed by the parties; provided, however, that if such shares were acquired pursuant to an incentive stock option plan, as defined in Code Section 422 or prior Code Section 422A of the Corporation or an Affiliate, including this Plan or a qualified stock option plan as defined in Code Section 422, that the applicable holding period requirements of said prior Sections 422 and 422A have been met with respect to such Shares; or

(iii) any combination of (i) and (ii) above.

The Corporation shall pay all original issue taxes with respect to the issue of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith. The holder of this Option shall have the rights of a shareholder only with respect to those Shares covered by the Option which have been registered in the holder’s name in the share register of the Corporation upon the due exercise of the Option.

6.	WARRANTIES

Certificates representing Shares which are purchased pursuant to this Option Agreement shall bear the following legend, in addition to such other legends as counsel to the Corporation may deem appropriate:

The shares represented by this certificate are subject to all of the terms, conditions, limitations and restrictions set forth in the Vitacost.com, Inc. Stock Option Plan (“Plan”), as amended, a copy of which is on file with the Corporation, and this Option Agreement . All terms, conditions, limitations and restrictions of the Plan and the Option Agreement are fully binding on the holder of the certificate, his or her successors, estate, heirs, assigns, personal representative, administrator, executor or guardian as the case may be, for all purposes until such time that all terms, conditions, limitations and restrictions of the Plan or the Option Agreement are removed, waived, or otherwise vacated in a manner expressly authorized thereunder.

7.	NON-ASSIGNABILITY

This Option shall not be transferable by the Participant and shall be exercisable only by the Participant.

8.	NOTICES

All notices, demands, instructions and other communications required or permitted to be given to or made upon either Party hereto or any other person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable courier delivery service, or by telegram (with messenger delivery), or by telecopier (confirmed by mail), and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective Parties hereto at the following address:

To the Corporation:	Vitacost.com, Inc.
2049 High Ridge Road
Boynton Beach, Florida 33426

With a Copy to:	Shefsky & Froelich Ltd.
444 North Michigan Avenue
Suite 2500
Chicago, IL 60611
Attention: Mitchell D. Goldsmith

To the Participant:	____________________

____________________

____________________

9.	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the internal laws (and not the laws of conflict) of the State of Illinois.

10.	BINDING AGREEMENT.

This Agreement shall (subject to the provisions of Section 7 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the Corporation has caused these presents to be executed on its behalf and its corporate seal to be hereto affixed by its duly authorized representative and the Participant has hereunto set his hand and seal, all on the day and year first above written.

VITACOST.COM, INC.

By:
Chief Executive Officer

PARTICIPANT:

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